                                                                    CONFIDENTIAL

                      EXECUTIVE COMPENSATION AND BENEFITS
                             CONTINUATION AGREEMENT

         THIS EXECUTIVE COMPENSATION AND BENEFITS CONTINUATION AGREEMENT (the "AGREEMENT") is entered into this 14th day of October, 1997 (the "Effective Date") between KENNETH R. LYNN ("EXECUTIVE") and CORTECH, INC., a Delaware corporation (the "COMPANY"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specified events as a means of reducing the inevitable distraction of Executive created by a pending or threatened Change of Control and of encouraging Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control.

         Certain capitalized terms used in this Agreement are defined in
Article VII.

         The Company and Executive hereby agree as follows:

                                   ARTICLE I
                           EMPLOYMENT BY THE COMPANY

         1.1 Executive is currently employed as the President and Chief Executive Officer of the Company.

         1.2 This Agreement shall remain in full force and effect so long as Executive is employed by the Company; provided, however, that the rights and obligations of the parties hereto contained in Articles III through VIII shall survive any such termination.

         1.3 The Company and Executive each agree and acknowledge that Executive is employed by the Company as an "at-will" employee and that either Executive or the Company has the right at any time to terminate Executive's employment with the Company, with or without cause or advance notice, for any reason or for no reason. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that Executive's employment with the Company terminates under the circumstances described in Article II of this Agreement.

         1.4 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company and Executive's execution of the waiver and release referred to in Section 4.2.


                                     1.

                                   ARTICLE II
                               TERMINATION EVENTS

         2.1     TERMINATION PRIOR TO CHANGE OF CONTROL.

                 (a) Prior to the occurrence of a Change of Control, (i) if Executive's employment is involuntarily terminated at any time by the Company without Cause or (ii) if Executive terminates his employment on account of Good Reason, the termination of employment will be a Termination Event, and the Company shall pay Executive the compensation and benefits described in
Article III; provided, however, that if such termination is also described in
Section 2(a)(i) of the Severance Plan, compensation and benefits shall be paid to Executive pursuant to this Agreement and not pursuant to the Severance Plan, and this Agreement shall be considered to have amended the Severance Plan for this purpose.

                 (b) Prior to the occurrence of a Change of Control, if Executive's employment (i) is involuntarily terminated by the Company with Cause, (ii) is terminated on account of death or disability or (iii) is terminated by Executive for any other reason other than Good Reason, including, without limitation, retirement, then the termination of employment will not be a Termination Event, Executive will not be entitled to receive any payments or benefits under the provisions of this Agreement, except as otherwise specifically set forth herein, and the Company will cease paying compensation or providing benefits to Executive as of Executive's termination date, except as otherwise provided by a written agreement between Executive and the Company.

         2.2 TERMINATION ON OR AFTER CHANGE OF CONTROL. Within thirty (30) months after the occurrence of a Change of Control, (i) if Executive's employment is involuntarily terminated at any time by the Company without Cause or (ii) if Executive terminates his employment on account of Good Reason, the termination of employment will be a Termination Event, and the Company shall pay Executive the compensation and benefits described in Article III; provided, however, that if such termination is also described in Section 2(a)(i) of the Severance Plan, compensation and benefits shall be paid to Executive pursuant to this Agreement and not pursuant to the Severance Plan, and this Agreement shall be considered to have amended the Severance Plan for this purpose.

                                  ARTICLE III
                       COMPENSATION AND BENEFITS PAYABLE

         3.1 RIGHT TO BENEFITS. If a Termination Event occurs, Executive shall be entitled to receive the benefits described in this Agreement subject to the restrictions and limitations set forth in Article IV. If a Termination Event does not occur, Executive shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein.

         3.2 SALARY CONTINUATION. Upon the occurrence of a Termination Event, Executive shall be entitled to receive a salary continuation benefit equal to twenty four (24) months of Executive's Base Salary, less any applicable withholding of federal, state or local tax. Such


                                     2.

lump sum payment shall be made no later than the date the employee agreement and release described in Section 4.2 becomes effective. If Executive dies after a Termination Event but prior to the making of such lump sum payment, such payment shall be made to Executive's Salary Continuation Beneficiary.

         3.3 HEALTH INSURANCE COVERAGE. Following the occurrence of a Termination Event, to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and by the Company's group health insurance policies, Executive and his covered dependents will be eligible to continue their health insurance benefits at their own expense, and later, to convert to an individual policy if they wish. If Executive elects such COBRA continuation, the Company shall pay Executive's and his covered dependents' COBRA continuation premiums for eighteen (18) months following the date of the Termination Event, provided that the Company's obligation to make such payments shall cease immediately if Executive becomes eligible for other health insurance benefits at the expense of a new employer. Executive agrees to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the Termination Event which provides health insurance benefits.

         This Section 3.3 provides only for the Company's payment of COBRA continuation premiums for the period specified above. This Section 3.3 is not intended to affect, nor does it affect, the rights of Executive, or Executive's covered dependents, under any applicable law with respect to health insurance continuation coverage.

         If the Company does not maintain a group health insurance policy at the time of the Termination Event, then the Company shall provide Executive and his covered dependents with individual policies of health insurance for eighteen (18) months following the date of the Termination Event or, if such policies cannot be purchased, shall pay to Executive a cash lump sum equal to the cost for eighteen (18) months of group health insurance for Executive and his covered dependents at the rate last in effect under the Company's group health insurance policy.

         3.4 STOCK OPTIONS. Executive's stock options which are outstanding as of the date of the Termination Event (the "Stock Options") shall become fully vested to the extent not already vested, and Executive shall be permitted to exercise such Stock Options until the earlier of (i) the date such Stock Options would otherwise expire in the absence of a Termination Event and
(ii) eighteen (18) months following the Termination Event.

         3.5 BONUS. If a Termination Event occurs, Executive shall receive a bonus for the fiscal year in which the Termination Event occurs if Executive received a bonus payment for the year immediately preceding the year in which the Termination Event occurs. The amount of the bonus shall be equal the amount of the bonus payment, if any, paid to Executive for the year immediately preceding the year in which the Termination Event occurs, multiplied by a fraction, the numerator of which shall be the number of months Executive works for the Company during the year in which the Termination Event occurs, including the month in which the Termination Event occurs, and the denominator of which shall be twelve (12).


                                     3.
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         3.6     MITIGATION.  Executive shall not be required to mitigate
damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Termination Event, or otherwise.

                                   ARTICLE IV
         LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

         4.1 REDUCTION IN PAYMENTS AND BENEFITS; WITHHOLDING TAXES. The benefits provided under this Agreement are in lieu of any other benefit provided under any group severance plan of the Company in effect at the time of a Termination Event. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

         4.2 EMPLOYEE AGREEMENT AND RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Termination Event, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Termination Event, Executive shall, as of the date of a Termination Event, execute an employee agreement and release in the form attached hereto as Exhibit A. It is understood that Executive has twenty-one (21) days to consider whether to execute such employee agreement and release, and Executive may revoke such employee agreement and release within seven (7) business days after execution of such employee agreement and release. If Executive does not execute such employee agreement and release within the twenty-one (21) day period, or if Executive revokes such employee agreement and release within the seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

         4.3 CERTAIN ADDITIONAL PAYMENTS. Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.3) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         4.4 AMENDMENT OR TERMINATION OF THIS AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be


                                     4.

signed by a duly authorized officer of the Company, after such change or termination has been approved by the Compensation Committee of the Company's Board of Directors.

                                   ARTICLE V
                     OTHER RIGHTS AND BENEFITS NOT AFFECTED

         5.1 NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company; provided, however, that in accordance with Section 4.1, any benefits provided hereunder shall be in lieu of any other severance payments to which Executive may otherwise be entitled, including, without limitation, under any employment contract or severance plan, including the Severance Plan. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Termination Event shall be payable in accordance with such plan, policy, practice or program.

         5.2 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or
(iii) to change the Company's policies regarding termination of employment.

                                   ARTICLE VI
                           NON-ALIENATION OF BENEFITS

         No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

                                  ARTICLE VII
                                  DEFINITIONS

         For purposes of the Agreement, the following terms shall have the meanings set forth below:

         7.1 "AGREEMENT" means this Executive Compensation and Benefits Continuation Agreement.

         7.2 "BASE SALARY" means Executive's salary (excluding bonus, any other incentive or other payments and stock option exercises) paid by the Company in consideration for


                                     5.

Executive's service during the twelve (12) months ended on the date of occurrence of a Termination Event, which is includable in the gross income of Executive for federal income tax purposes or which would have been includable in gross income except for an election either under Section 125 or 402(e)(3) of the Code or under the terms of a nonqualified deferred compensation arrangement sponsored by the Company.

         7.3 "CAUSE" means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of the Company's policies; (iv) intentional damage to the Company's property; (v) breach of the Proprietary Information Agreement, or any other agreements with the Company; or (vi) conduct by Executive which in the good faith and reasonable determination of the Board of Directors of the Company demonstrates gross unfitness to serve. Physical or mental disability shall not constitute "Cause."

         7.4 "CHANGE OF CONTROL" means (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iii) any other capital reorganization in which more than thirty percent (30%) of the shares of the Company entitled to vote are exchanged; (iv) a transaction or group of related transactions involving the sale of all or substantially all of the Company's assets; (v) the acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any subsidiary of the Company) of the beneficial ownership, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power in the election of directors; (vi) the liquidation or winding up of the Company; or (vii) a change in the composition of the Company's Board of Directors such that, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board, together with individuals who are Approved New Directors (as defined below), cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board are entitled to vote. An Approved New Director shall be a Board member whose election, or the nomination for election by the Company's stockholders, was approved by a vote of a majority of the votes entitled to be cast by the directors then still in office who were directors at the beginning of the period.

         7.5     "COMPANY" means Cortech, Inc. and any successor thereto.

         7.6 "GOOD REASON" means a good faith determination by Executive that a material change in the business of the Company or a material change in Executive's duties has occurred, in either case measured by reference to such business or duties as of the Effective Date, in the case of a Termination Event prior to a Change of Control, or as of the date of the Change of Control, in the case of a Termination Event on or after a Change of Control. Anything in this Agreement to the contrary notwithstanding, a termination by Executive for any reason during the forty five (45) day period immediately following the date that is three (3) months following a Change of Control shall be deemed to be a termination on account of Good Reason for all purposes of this Agreement.


                                     6.

         7.7 "SALARY CONTINUATION BENEFICIARY" means such person or persons designated by Executive to receive the salary continuation benefit in accordance with Section 3.2 following Executive's death. The designation of the Salary Continuation Beneficiary shall be made in a writing signed by Executive and in a form acceptable to the Company. Executive may revoke and redesignate the Salary Continuation Beneficiary at any time and from time to time up to the date of Executive's death. In the absence of a written Salary Continuation Beneficiary designation by Executive, any salary continuation benefit payable to a Salary Continuation Beneficiary shall be paid to Executive's estate.

         7.8 "SEVERANCE PLAN" means the Cortech, Inc. Executive Officers' Severance Benefit Plan, as such plan is in effect on the date of this Agreement and without regard to amendments to such plan after the date of this Agreement.

         7.9 "TERMINATION EVENT" means a termination of employment described in Section 2.1(a) or 2.2. No other event shall be a Termination Event for purposes of this Agreement.

                                  ARTICLE VIII
                               SOURCE OF PAYMENTS

         8.1 ESTABLISHMENT OF BENEFITS TRUST. On or before the date that is ten (10) days following a Change of Control, the Company shall establish an irrevocable grantor trust (the "Benefits Trust") and shall contribute to the Benefits Trust a sum of money equal to (i) the lump sum salary continuation benefit to which Executive may become entitled pursuant to Section 3.2, plus
(ii) eighteen (18) months of estimated COBRA continuation premiums pursuant to
Section 3.3, plus (iii) the estimated bonus pursuant to Section 3.5, plus (iv) the estimated additional payment pursuant to Section 4.3. Such trust shall be in the form of a so-called "rabbi" trust as described in Internal Revenue Service Revenue Procedure 92-64. All payments to Executive or COBRA premiums paid for his or his dependents' benefit shall, to the extent of available Benefits Trust assets, be paid from the Benefits Trust, but the Company shall remain liable for the performance of all of its obligations under this Agreement to the extent that assets of the Benefits Trust are insufficient to discharge such obligations.

         8.2 UNFUNDED STATUS. Notwithstanding the establishment and funding of the Benefits Trust, payments and benefits under this Agreement shall be considered "unfunded," as that term is used in Sections 201(2), 301(a)(3), 401(a)(11) and 4021(a)(6) of the Employee Retirement Income Security Act of 1974. Accordingly, the assets of the Benefits Trust shall be subject to the claims of the Company's creditors in the event of its bankruptcy or insolvency.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery


                                     7.

(including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company's payroll records.

         9.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         9.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         9.4 COMPLETE AGREEMENT. This Agreement, including Exhibits A and B, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

         9.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         9.6 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         9.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

         9.8     ATTORNEYS' FEES.  If Executive brings any action pursuant to
Section 9.9 to enforce his rights hereunder, he shall be entitled to recover his reasonable attorneys' fees and costs incurred in connection with such action, provided such action was not frivolous.

         9.9 ARBITRATION. In order to ensure rapid and economical resolution of any dispute which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall be resolved by final and binding arbitration under the


                                     8.

procedures set forth in the Arbitration Procedure attached hereto as Exhibit B and the then existing Judicial Arbitration and Mediation Services, Inc. ("JAMS") Rules of Practice and Procedure or the rules of practice and procedure of any successor entity to JAMS (except insofar as they are inconsistent with the procedures set forth in the enclosed Arbitration Procedure). BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE ARISING FROM OR REGARDING THE INTERPRETATION, PERFORMANCE, ENFORCEMENT OR TERMINATION OF THIS AGREEMENT.

         9.10 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Colorado.

         9.11 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law; provided, however, that Executive may disclose the terms of this Agreement to members of his family and to his professional advisors.

         9.12 CONSTRUCTION OF PLAN. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of the Agreement shall control.

         IN WITNESS WHEREOF,the parties have executed this Agreement on the day and year written above.

CORTECH, INC.                                KENNETH R. LYNN




/s/ Donald Kennedy                           /s/ Kenneth R. Lynn
--------------------------------             -------------------------------
By: Donald Kenndey, Ph.D., on behalf of
    the Board of Directors




Exhibit A:  Employee Agreement and Release
Exhibit B:  Arbitration Procedure



                                     9.

                                   EXHIBIT A

                         EMPLOYEE AGREEMENT AND RELEASE


         I UNDERSTAND AND AGREE COMPLETELY TO THE TERMS SET FORTH IN THE EXECUTIVE COMPENSATION AND BENEFITS CONTINUATION AGREEMENT.

         Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to the termination of my employment with the Company, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to statute or any indemnification agreement.

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").



                                        By:
                                           ----------------------------------

                                        Date:
                                             --------------------------------

                                   EXHIBIT B

                             ARBITRATION PROCEDURE

         1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

         2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

         3. The arbitration shall be conducted in Denver, Colorado by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. or any entity performing the same type of services that succeeds to its business ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

         4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President of JAMS shall designate the arbitrator.

         5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

         6. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedures set forth in the Colorado Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre- arbitration discovery shall be permitted.





                                       1.

         7. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision.

         8. The arbitrator shall apply Colorado law, including rules of evidence, and shall be able to decree any and all relief of an equitable nature, including, but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

         9. The Company shall pay the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, as long as Executive was not frivolous in commencing an arbitration proceeding; otherwise, the arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate, in the discretion of the arbitrator. As provided in the Executive Compensation and Benefits Continuation Agreement, the Company shall pay Executive's and its own attorneys' fees, witness fees and other expenses incurred as long as Executive was not frivolous in commencing an arbitration proceeding.

         10. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA.





                                       2.

                               February 12, 1998

Mr. Kenneth R. Lynn
Cortech, Inc.
6850 North Broadway, Suite G
Denver, CO 80221

         Re: Amendment to Executive Compensation and Benefits Continuation Agreement

Dear Ken:

                 This letter refers to the Executive Compensation and Benefits Continuation Agreement dated October 14, 1997 by and between you and Cortech, Inc. (the "Agreement"). As part of the arrangements relating to that certain Agreement and Plan of Reorganization and Merger dated December 22, 1997 (the "Merger Agreement") among Cortech, Inc. ("Cortech"), BioStar, Inc. ("BioStar") and Cortech Merger Sub, Inc., a wholly owned subsidiary of Cortech ("Merger Sub"), pursuant to which Merger Sub will merge with and into BioStar (the "Merger"), you and Cortech have agreed to amend the Agreement as set forth in this letter.

                 In consideration for three (3) months of the twenty-four (24) months of salary continuation benefit you are entitled to receive pursuant the Agreement, you agree (i) to provide Cortech with consulting services for up to 20 hours per week (on a non-cumulative basis) for the three (3) months following the Effective Time (as such term is defined in the Merger Agreement) of the Merger and your termination as Chief Executive Officer of Cortech and
(ii) to defer three months of the salary continuation benefit set forth in
Section 3.2 of the Agreement which would otherwise be payable following the Effective Time of the Merger. This three months of salary continuation benefit shall instead be paid to you on a month-to-month basis over the course of the three month consulting period. If you are unable to provide the consulting services described above due to death or disability, you or your beneficiary shall still be entitled to all benefits set forth under the Agreement, and this amendment will be deemed null and void.

                 If you agree to amend the Agreement as set forth above, please indicate your acceptance by signing below.

Very truly yours,

CORTECH, INC.


By: /s/ DIARMUID BORAN
   ----------------------
   Name: Diarmuid Boran
   Title: Secretary


AGREED TO AND ACCEPTED:

/s/ KENNETH R. LYNN
------------------------                   Date: February 12, 1998
Kenneth R. Lynn                                 ------------------